EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
John Eldridge
(206) 272-6571
j.eldridge@f5.com

Public Relations
Alane Moran
(206) 272-6850
a.moran@f5.com
F5 Networks Announces Resignation of Tom Hull
Mark Anderson Appointed Senior Vice President of Worldwide Sales
SEATTLE, OCTOBER 24, 2007 — F5 Networks, Inc. (NASDAQ: FFIV) announced today that Tom Hull is resigning as the company’s Senior Vice President of Worldwide Sales, effective mid-November 2007. Hull joined the company in October 2003. F5 also announced today that Mark Anderson, currently serving as the company’s Vice President of North American Sales, has been appointed to take over for Hull as the company’s Senior Vice President of Worldwide Sales.
“Tom has built a great team here at F5,” said John McAdam, President and CEO of F5. “We are very appreciative of his efforts and wish him well in future endeavors. We are pleased that Mark Anderson will be taking on the key leadership position for worldwide sales. Mark is an outstanding sales executive with a proven track record, and Tom will work closely with Mark during the transition.”
Mark Anderson has served as F5’s Vice President of North American Sales since October 2004. Prior to joining F5, Anderson served as Executive Vice President of North American Sales at Lucent Technologies from 2003 to 2004. From 2002 through 2003, Anderson was Vice President of Business Development at RadioFrame Networks. From 1997 to 2001, he served as a Sales Director at Cisco Systems, Inc. From 1986 to 1996, he was Vice President of Western U.S. Sales at Comdisco. Anderson holds a B.A. in Business and Economics from York University in Toronto.

About F5 Networks
F5 Networks is the global leader in Application Delivery Networking. F5 provides solutions that make applications secure, fast and available for everyone, helping organizations get the most out of their investment. By adding intelligence and manageability into the network to offload applications, F5 optimizes applications and allows them to work faster and consume fewer resources. F5’s extensible architecture intelligently integrates application optimization, protects the application and the network, and delivers application reliability-all on one universal platform. Over 16,000 organizations and service providers worldwide trust F5 to keep their applications running. The company is headquartered in Seattle, Washington with offices worldwide. For more information, go to www.f5.com.
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